Exhibit 16.1

June 15, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated June 15, 2017, of SEACOR Holdings Inc. and are in agreement with the statements contained in the second and third paragraphs of Item 4.01 (a) on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP